EXHIBIT 16.1

[Baker Tilly Letterhead]

December 18, 2018

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read the statements under item 4.01 in the Form 8-K dated December 18, 2018, of Innovation Pharmaceuticals Inc. to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm.

Sincerely,

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota